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Exhibit 99.4

MISSION COMMUNITY BANCORP
WRITTEN CONSENT SOLICITED BY AND ON
BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of a copy of the accompanying proxy statement/prospectus/ consent solicitation.

This Written Consent when properly executed and delivered will be voted as directed on the reverse side. If no direction is specified, this Written Consent will be voted "CONSENTS TO" Proposal 1.

This Written Consent is solicited by and on behalf of the Board of Directors of Mission Community Bancorp and may be revoked at any time prior to                        , 2014 (unless such date is extended by Mission Community Bancorp) in the manner described in the accompanying proxy statement/prospectus/consent solicitation.

The Board of Directors of Mission Community Bancorp unanimously recommends that you give your affirmative written consent in favor of approval of Proposal 1.

Return of Your Written Consent.    Your Written Consent can be returned in one of three ways:

1.  Mail your signed and completed written consent in the enclosed return envelope to: Mission Community Bancorp, 3380 South Higuera Street, San Luis Obispo, California 93401, Attention: Cindy Harrison, Vice President and Assistant Secretary;

2.  Fax your signed and completed written consent to Mission Community Bancorp at (805) 269-2041, Attention: Cindy Harrison, Vice President and Assistant Secretary; or

3.  E-mailing a signed and completed pdf copy of your written consent to charrison@missioncommunitybank.com.

(continued and to be signed on the reverse side)

A.    Proposals—The Board of Directors unanimously recommends a vote "CONSENTS TO" Proposal 1 below.

1.        Agreement and Plan of Merger.    To approve the Agreement and Plan of Merger, dated as of October 21, 2013, by and between Heritage Oaks Bancorp and Mission Community Bancorp, as such agreement may be amended from time to time, pursuant to which Mission Community Bancorp would be merged with and into Heritage Oaks Bancorp, with Heritage Oaks Bancorp being the surviving corporation in the merger, as more fully described in the accompanying proxy statement/prospectus/consent solicitation.

☐ CONSENTS TO	☐ DOES NOT CONSENT TO	☐ ABSTAINS WITH RESPECT TO

B.    Non-Voting Items
Change of Address – Please print new address below.

C.    Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below.

Please date and sign this Written Consent exactly as your name(s) appear on your stock certificate. When signing as attorney, trustee or guardian, please give your full title. If there is more than one trustee or other representative, all trustees or representatives should sign the Written Consent. All joint owners should sign the Written Consent. If the shareholder is an entity, please specify your representative capacity.

Date (mm/dd/yyyy) – Please print date below.	Signature 1–Please keep signature within the box	Signature 2–Please keep signature within the box.
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  Exhibit 99.4
MISSION COMMUNITY BANCORP WRITTEN CONSENT SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS